Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between STERLING BANCSHARES, INC., a Texas corporation (“Company”) and J. DOWNEY BRIDGWATER (“Executive”). Capitalized terms used herein without definition shall have the respective meanings set forth in paragraph 7.1.

W I T N E S S E T H:

WHEREAS, Company and Executive desire to enter into this Agreement for the purposes, among other things, of providing for the employment of Executive through June 30, 2013, establishing base and incentive compensation terms, and providing for Executive to receive certain severance benefits in the event that his employment is terminated following a Change of Control under the conditions set forth herein;

WHEREAS, Company is desirous of continuing Executive’s employment as the senior executive of Company and its wholly-owned subsidiary, STERLING BANK, a banking association chartered by the State of Texas (the “Bank”), on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of continuing his employment by Company on such terms and conditions and for such consideration; and

WHEREAS, references herein to Executive’s employment by Company shall also mean his employment by the Bank, and references herein to payments or benefits of any nature to be made by Company to Executive shall mean that either Company will make such payments or it will cause the Bank to make such payments to Executive.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 EMPLOYMENT EFFECTIVE DATE. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the “Effective Date” shall be July 1, 2010.

1.2 POSITION.

(a) From and after the Effective Date, Company shall employ Executive in the capacity of Chief Executive Officer of both Company and of the Bank, or in such other positions as the parties mutually may agree.

(b) At all times during the term of this Agreement, Company shall use commercially reasonable efforts to cause Executive to be elected a director of Company and the Bank and to serve on the Executive Committee of Company. If elected, Executive agrees to serve as a director of Company, the Bank and any one or more of Company’s subsidiaries and to serve on the Executive Committee of the Bank.

1.3 DUTIES AND SERVICES. Executive agrees to serve in the capacities referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company, as the same may be amended from time to time.

1.4 OTHER INTERESTS. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and Bank and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors of Company (the “Board of Directors”). However, Executive shall have the right to participate in the following activities so long as they do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder: (i) engaging in and managing passive personal investments and other business activities, and (ii) serving on civic, religious, educational and/or charitable boards or committees.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on June 30, 2013 (the “Employment Term”). Upon expiration of the Employment Term, Executive shall become an “at will” employee and either Company or Executive may terminate Executive’s employment by Company with or without cause and with or without notice.

2.2 COMPANY’S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a) upon Executive’s death;

(b) upon Executive’s becoming Disabled;

(c) for Cause; or

(d) for any other reason whatsoever, in the sole discretion of the Board of Directors.

2.3 EXECUTIVE’S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following:

(a) Good Reason; or

(b) for any other reason whatsoever, in the sole discretion of Executive, provided Executive delivers written notice to Company at least six (6) months’ prior to the effective date of Executive’s termination of his employment, unless Company and Executive mutually agree to a shorter notice period.

2.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the Employment Term, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles 4 and 5 hereof.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 BASE SALARY. During the Employment Term, Executive shall receive an annual base salary of not less than $610,500. Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly. The Human Resources Program Committee of Company or any successor committee with responsibility for executive compensation (the “HR Committee”) shall review Executive’s Base Salary on an annual basis. For purposes of this Agreement, “Base Salary” shall mean Executive’s initial annual base salary and, if increased, the increased annual base salary. During any period that Executive is receiving benefits under Company’s Long Term Disability Plan, Company shall only be obligated to pay Base Salary to Executive in an amount equal to the excess, if any, of the after-tax value of the Base Salary over the after-tax value of the disability benefits being received by Executive.

3.2 BONUSES. Executive shall receive annual performance-based bonuses upon the achievement of certain performance results described on Exhibit A. The annual performance bonus shall be paid in cash or Bonus Shares, as designated by Executive at the time each performance-based bonus is paid, and shall be determined and paid not later than March 15 of the year following the year in respect of which the annual performance bonus is being determined. Bonuses paid pursuant to this section shall be in lieu of any bonuses to which Executive may have been entitled to pursuant to Company’s short-term incentive program.

In the event that Executive receives a payment of performance-based cash bonuses under this Section and Company subsequently (i) determines that it must file a formal restatement of its previously filed financial statements with the Securities and Exchange Commission, and (ii) as a result of the restatement the Board makes a formal determination that some portion of Executive’s performance based cash bonuses should not have been paid due to a change in actual performance results based on such restatement, then Company and Executive agree that the provisions of this paragraph shall apply. The Board shall be authorized to (i) recalculate Executive’s performance-based cash bonuses for the current and any prior period, and (ii) determine the amount of any excess cash bonus payments paid to Executive during such prior period. Executive shall immediately deliver to Company, upon demand, an amount in cash equal to any excess bonus payments paid by Company to Executive, as adjusted for taxes. In the event such amount is not immediately delivered to Company, Company may offset such payment obligation against any other payments from Company that Executive is entitled to receive under this Agreement or any other agreement or arrangement with Company. Nothing in this Section shall be deemed to limit Company’s rights against Executive for any conduct which resulted in the formal restatement or formal determination described herein in any action at law or in equity.

3.3 EQUITY INCENTIVES.

(a) Effective as of July 1, 2010, Executive is awarded 187,500 Performance Restricted Share Units (“PRSUs”). As of the Effective Date, none of the PRSUs are vested. If Executive is continuously employed by Company from the Effective Date through June 30, 2013, the PRSUs will vest on June 30, 2013 based on Company’s performance as compared to its peers over the three year period beginning July 1, 2010 and ending on June 30, 2013, in accordance with Exhibit B. The peer banks will be selected by the Committee prior to the beginning of the three-year vesting period. Not later than September 30, 2013, but effective as of June 30, 2013, Company will provide to Executive one Bonus Share (as defined in the 2003 Plan or any successor thereto) in settlement for each of his vested PRSUs.

(b) If, prior to June 30, 2013, Executive’s employment hereunder shall be terminated by Company due to Executive’s death or disability, effective as of the date of termination Company shall issue Bonus Shares to Executive, or Executive’s estate or legal representative, as applicable, based on his period of service since the Effective Date, in accordance with the following table:

Period of Service Since Effective Date	Cumulative Bonus Shares Issued

One Year or Less	62,500
More than One Year and Less Than Two Years	125,000
Two Years or More	187,500

(c) If, prior to June 30, 2013, Executive’s employment hereunder shall be terminated by Company without Cause, or by Executive for Good Reason, Executive shall be treated as if he had been continuously employed by Company through June 30, 2013. In such case, Executive, shall be entitled to receive any payment under this paragraph 3.2; provided, however, that the amount of any such payment shall be prorated by multiplying the payment by a fraction, the numerator of which shall be the number of calendar days that elapsed between the date of Executive’s termination and the Effective Date and the denominator of which shall be 1,095 but in no case shall such fraction be greater than one (1).

(d) Notwithstanding the foregoing, upon a Change of Control, the 187,500 PRSUs shall fully vest, and all Bonus Shares which may be issued as a result of the vesting of such PRSUs shall be issued, effective as of the date of the Change of Control.]

(e) The aggregate number of shares of Company Stock which may be awarded hereunder to Executive shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Company Stock resulting from a stock split or other subdivision or consolidation of shares of Company Stock or for other capital adjustments or payments of stock dividends or distributions or other similar increases or decreases in the outstanding shares of Company Stock without receipt of consideration by Company.

(f) In the event that Executive receives shares of Company Stock in connection with the settlement of PRSUs under this Section and Company subsequently (i) determines that it must file a formal restatement of its previously filed financial statements with the Securities and Exchange Commission, and (ii) as a result of the restatement the Board makes a formal determination that some portion of Executive’s PRSUs were not properly vested due to a change in actual performance results due to such restatement, then Company and Executive agree that the provisions of this paragraph shall apply. The Board shall be authorized to (i) recalculate the number of PRSUs that should have been paid to Executive for the current or any prior period, and (ii) the amount of any excess PRSU vesting that occurred during such prior period. Executive shall immediately deliver to Company, upon demand, (i) all shares of Company Stock issued to Executive in connection with the improper vesting of some or all of his PRSUs to as to which Executive is still the direct or indirect beneficial owner; and (ii) if Executive has sold or otherwise transferred the shares of Common Stock received in connection with improper vesting of his PRSUs, Executive shall pay to Company an amount in cash equal to the greater of (A) the actual consideration received for such shares, or (B) the fair market value of the shares on the date on which such shares were sold or otherwise transferred, in either case adjusted for taxes. If an amount described in the preceding sentence is not immediately delivered to Company, Company may offset such delivery obligation against any other payments from Company that Executive is entitled to receive under this Agreement or any other agreement or arrangement with Company. Nothing in this Section shall be deemed to limit Company’s rights against Executive for any conduct which resulted in the formal restatement or formal determination described herein in any action at law or in equity.

3.4 LONG TERM INCENTIVE PROGRAM. Executive shall participate in Company’s Long-Term Incentive (LTI) Stock Performance Program in accordance with its terms. Executive’s participation in this program, including establishment of specific award targets, shall be administered by the Human Resources Program Committee.

3.5 BUSINESS AND ENTERTAINMENT EXPENSES. Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive during his employment hereunder for business-related purposes, including dues and fees to industry, professional and social organizations and costs of entertainment and business development. Company shall also provide to Executive a car allowance, the amount of which shall be determined by the Human Resources Program Committee from time to time, or use of a Company owned vehicle.

3.6 OTHER COMPANY BENEFITS. Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs may include, without limitation, pension benefit plans, health insurance or health care plans, life insurance, disability insurance, supplemental retirement plans, vacation and sick leave benefits, and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 4: CONFIDENTIAL INFORMATION

In Executive’s position with Company and the Bank, Company has previously (i) disclosed to Executive, and placed Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates, (ii) entrusted Executive with business opportunities of Company or its affiliates, or (iii) placed Executive in a position to develop goodwill on behalf of Company or its affiliates. Executive acknowledges that in his position with Company and the Bank, Company shall continue to (i) disclose to Executive, or place Executive in a position to have access to or develop, additional and subsequent trade secrets or confidential information of Company or its affiliates, (ii) entrust Executive with future business opportunities of Company or its affiliates, or (iii) place Executive in a position to develop business goodwill on behalf of Company or its affiliates. Executive recognizes and acknowledges that Executive has had, will continue to have, and is being provided contemporaneously with or after the execution of this Agreement certain information of Company and that such information is confidential and constitutes valuable, special and unique property of Company. In consideration of Company’s promise to disclose and actual disclosure of its Confidential Information contemporaneous with or after the execution of this Agreement, Executive shall not at any time, either during or subsequent to the term of employment with Company, disclose to others, use, copy or permit to be copied, except in pursuance of Executive’s duties for and on behalf of Company, its affiliates and their respective successors, assigns or nominees, any Confidential Information of Company (regardless of whether developed by Executive) without the prior written consent of Company. In the event Executive becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, regulatory demand or other similar process) to disclose any Confidential Information, Executive will provide Company with prompt written notice so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 4. In the event that a protective order or other remedy is not obtained, or Company waives compliance with the provisions of this Article 4, Executive will furnish only that portion of the Confidential Information which is legally required and exercise reasonable best efforts to obtain assurances that confidential treatment will be accorded the Confidential Information. The term “Confidential Information” means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, corporate opportunities, research, financial data, evaluations, prospects, and applications of products and services, results of investigations or studies owned or used by Company, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by Company, before or during the term of employment with Company, that are not readily available to the public or that are maintained as confidential by Company. Executive shall maintain in confidence any Confidential Information of third parties received as a result of Executive’s employment with Company in accordance with Company’s obligations to such third parties and the policies established by Company.

ARTICLE 5: NON-COMPETITION OBLIGATIONS

5.1 IN GENERAL.

(a) As part of the consideration for the compensation and benefits to be paid to Executive hereunder; as necessary to protect the Confidential Information of Company and its affiliates that has been, is contemporaneously with the execution of this Agreement, and will in the future be disclosed or entrusted to Executive, the business goodwill of Company and its affiliates that has been, are contemporaneously with the execution of this Agreement, and will in the future be developed in Executive, and the business opportunities that have been, are contemporaneously with the execution of this Agreement, and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional material incentive for Company to enter into this Agreement, Company and Executive agree to the non-competition obligations hereunder. Executive shall not, directly or indirectly for Executive or for others, in any county where Company, Bank or any of its banking affiliates has offices as of the date of the termination of the employment relationship or in any county contiguous thereto:

(1) engage in any business competitive with the banking, financial services and other businesses conducted by Company, Bank, or its banking affiliates;

(2) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any banking, financial services or other business competitive with the banking, financial services and other businesses conducted by Company, Bank, or its banking affiliates with respect to such competitive business;

(3) own, manage, operate, control, invest or acquire an equity interest in any entity engaged in or conducting any banking, financial services or other business competitive with the banking, financial services and other businesses conducted by Company, Bank or its banking affiliates;

(4) request or induce any customer, depositor or borrower of Company, Bank or any of its banking affiliates or any other person which has a business relationship with Company, Bank or any of its banking affiliates and with respect to whom Executive has had, directly or indirectly, Confidential Information about or dealings with or has managed or supervised another individual who has had Confidential Information about or dealings with such customer, depositor, borrower, or other person, to curtail, cancel or otherwise discontinue its business or relationship with Company, Bank or any of its banking affiliates; or

(5) induce any employee of Company, Bank or any of its affiliates to terminate his or her employment with Company, Bank or any such affiliate, or hire or assist in the hiring of any employee of Company, Bank or any of its affiliates, or any former employee of Company, Bank, or any of its affiliates, who has ended his or her relationship with Company, Bank or any of its affiliates within six months prior to the date of such hiring or assistance, by any person, association, or entity not affiliated with Company.

(b) These non-competition obligations shall apply during the period that Executive is employed by Company and shall extend for two years after the termination of Executive’s employment.

(c) Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Executive from acquiring or holding any issue of stock or securities of any entity that has securities registered under Section 12 of the Securities Exchange Act of 1934 and either listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. so long as (i) Executive is not deemed to be an “affiliate” of such entity as such term as used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933 and (ii) Executive and members of his immediate family do not own or hold more than three percent (3%) of any voting securities of any such entity. Executive acknowledges that while employed by Company he will remain subject to Company’s Code of Ethics or any similar or successor policy governing ownership of interests in any competitive or potentially competitive financial institution.

5.2 ENFORCEMENT AND REMEDIES. Executive understands that the restrictions set forth in paragraph 5.1 may limit Executive’s ability to engage in certain businesses during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement, including but not limited to Company’s disclosure of its Confidential Information as provided herein, to justify such restriction. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article 5 by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating all compensation and all benefits hereunder (other than all accrued and unpaid Base Salary through the date such action is taken by Company) and seeking specific performance and injunctive relief as remedies for such breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

5.3 REFORMATION. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6: EFFECT OF TERMINATION ON COMPENSATION

6.1 BY EXPIRATION. If Executive’s employment hereunder shall terminate as provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment except to the extent (i) any compensation (including bonuses), or Bonus Shares earned by Executive during the Employment Term have not been determined, paid, issued or delivered to Executive as of the expiration of the Employment Term, in which case Company shall remain obligated to pay, issue or deliver any such compensation, or Bonus Shares in accordance with the terms and provisions hereof, and (ii) benefits which continue pursuant to the specific terms of any plan or program.

6.2 BY COMPANY. If Executive’s employment hereunder shall be terminated by Company prior to expiration of the Employment Term, then, upon such termination, all compensation and benefits to be paid or provided to Executive hereunder shall, except as otherwise provided herein, terminate contemporaneously with the termination by Company of Executive’s employment (except to the extent benefits continue pursuant to the specific terms of any plan or program); provided, however, that if Executive’s employment shall be terminated by Company prior to a Change of Control pursuant to paragraph 2.2(d) or shall be terminated by Company following a Change of Control pursuant to paragraph 2.2(c) or (d), then Company shall (i) pay Executive the Termination Payments, and (ii) provide Executive with Continuation Benefits.

6.3 BY EXECUTIVE. If Executive’s employment hereunder shall be terminated by Executive prior to expiration of the Employment Term, then, upon such termination, regardless of the reason therefore, all compensation and benefits to Executive hereunder shall, except as otherwise provided herein, terminate contemporaneously with the termination of such employment (except to the extent benefits continue pursuant to the specific terms of any plan or program); provided, however, that if such termination shall be pursuant to paragraph 2.3(a), then Company shall (i) pay Executive the Termination Payments and (ii) provide Executive with Continuation Benefits.

6.4 REQUIRED RELEASE. Notwithstanding the provisions of paragraph 6.2 or 6.3, as a condition to the receipt of any Termination Payments or Continuation Benefits pursuant to paragraph 6.2 or 6.3, Executive and Company must first execute a mutual release agreement, in a form mutually acceptable to Executive and Company, which shall (i) release Company, its affiliates and their officers, directors, employees and agents from any and all existing claims and causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with Company and the termination of such employment, and (ii) release Executive from any and all existing claims and causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with Company and service as an officer and director. Company shall, within fourteen (14) days following Executive’s termination date, provide the release agreement (the “Release”) to Executive. Executive shall return the release to Company within the particular time period specified therein, which shall be no later than forty-five (45) days following the delivery of the Release to Executive (such deadline, the “Release Deadline”), and any applicable revocation period set forth in the release shall have expired. If Executive does not properly execute the Release by the Release Deadline, or effectively revokes the executed Release within seven (7) days after delivery of such Release to Company, Executive will receive only such compensation and benefits as are required by applicable law. Payment of Termination Payments and Continuation Benefits under this Agreement shall commence sixty (60) days following Executive’s termination date. In the event such payments are made in the form of a series of installments, any payments which are delayed under this provision shall be paid to Executive in a lump sum not later than the date of Company’s first full payroll cycle in the later taxable year.

6.5 NO DUTY TO MITIGATE LOSSES. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 6. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 6 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 6.

6.6 INCENTIVE AND DEFERRED COMPENSATION. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary, bonus, life insurance and certain perquisites of employment. Executive’s rights and obligations both during the term of his employment and thereafter with respect to incentive compensation (including, without limitation, the Bonus Shares) shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

6.7 PREEMPTIVE CONSIDERATIONS. Notwithstanding anything to the contrary set forth herein:

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of Company’s or Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Company shall (i) pay Executive the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate any of its obligations which were suspended.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of Company’s or Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c) If the performance of any of Company’s obligations under this Agreement would constitute a golden parachute payment as defined by Section 359.1(f) of the Federal Deposit Insurance Corporation Rules and Regulations (12 C.F.R. §359.1(f)) and prohibited by Section 359.2 of the Federal Deposit Insurance Corporation Rules and Regulations (12 C.F.R. §359.2), or any other applicable law or regulation, Company’s obligations under this Agreement to make any such golden parachute payment shall terminate.

ARTICLE 7: DEFINITIONS

7.1 DEFINITIONS. As used in this Agreement, terms defined in the preamble and recitals of or elsewhere in this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

(a) “Bonus Shares” shall mean the common shares of Company Stock issued to Executive pursuant to paragraph 3.3(a).

(b) “Cause” shall mean Executive:

(1) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder;

(2) has been convicted of or pleaded guilty or nolo contendere to a misdemeanor involving moral turpitude or a felony;

(3) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder;

(4) has materially breached either (i) any material provision of this Agreement, or (ii) any corporate policy or code of conduct established by Company which, in either case, if curable, remains uncured for thirty (30) days following written notice to Executive by Company of such breach; or

(5) has willfully engaged in conduct that he knows or should know is materially injurious to Company or any of its affiliates.

(c) A “Change of Control” shall be deemed to have occurred if:

(1) any “person” or “group” (within the meanings of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Company representing thirty-five percent (35%) or more of the combined voting power of Company’s then outstanding securities eligible to vote for the election of the board of directors of Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change of Control by virtue of an acquisition by any of the following persons or groups: (i) by Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by Company, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) by any person or group pursuant to a Non-Qualifying Transaction (as defined in paragraph (2) below);

(2) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving Company that requires the approval of Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than seventy-five percent (75%) of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion of the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of fifty-percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least the majority of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors (as herein defined) at the time the board of directors of Company approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

(3) the individuals who constitute the board of directors of Company as of the date of this Agreement (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the members of the board of directors of Company, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors then comprising the board of directors of Company shall be, for purposes of this Agreement, considered an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Company as a result of an actual or threatened contest with respect to directors or as a result of any other actual or threatened solicitation of proxies (or consents) by or on behalf of any person other than the board of directors shall be deemed to be an Incumbent Director; or

(4) the consummation of a sale of 50% or more of the assets of Company.

(d) “Company Stock” shall mean Company’s common stock, $1.00 per share.

(e) “Continuation Benefits” shall mean the following benefits, which shall be provided to Executive following the termination of Executive’s employment hereunder, at a cost to Executive (exclusive of applicable tax obligations of Executive in respect of such benefits) not greater than his cost if he had remained employed by Company, for the greater of (i) the remainder of the Employment Term, or (ii) twelve (12) months; provided, however, that the period in clause (ii) shall, following a Change of Control, increase to thirty-six (36) months:

(1) a car allowance, or use of company owned vehicle, and the use of a cell phone or any other such personal business tools provided by Company or Bank if any of these items were being provided to Executive on the day immediately prior to the earlier of his termination or any Change of Control (the “Benefit Measurement Date”);

(2) welfare benefits (such as medical, dental, vision, Employee Assistance Plan and flexible spending accounts) and life insurance benefits for Executive (including his spouse and dependents) who were covered on the Benefit Measurement Date or, to the extent that any such benefit cannot be lawfully provided or Executive otherwise does not qualify for coverage, the cost (exclusive of applicable tax obligations of Executive) of providing any such welfare benefit or life insurance benefit that is at least equal to the benefit provided to Executive on the Benefit Measurement Date;

(3) club dues paid that do not exceed those being paid for Executive on the Benefit Measurement Date; and

(4) continuation of banking services without service charge or at a reduced charge if any of these banking services were being utilized by Executive on the Benefit Measurement Date.

In addition, Company shall pay up to $50,000 in fees to one or more executive outplacement firms for purposes of job placement efforts for Executive, provided such all benefits shall be provided during the period commencing on Executive’s termination date and ending on the last day of the second calendar year following such termination date.

Notwithstanding the foregoing, any such benefit listed above shall terminate if and to the extent Executive becomes eligible to receive (at a cost not greater than what Executive would have paid if still employed by Company) a substantially comparable benefit from a subsequent employer, and any such eligibility shall be promptly reported to Company by Executive.

(f) “Disabled” shall mean Executive is incapacitated by accident, sickness or other circumstance which renders him, with reasonable accommodation, mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 180 consecutive days.

(g) “Good Reason” means, without Executive’s express written consent, the occurrence of any one of the following events after a Change of Control:

(1) either (i) any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive’s position, duties, responsibilities or status with Company immediately prior to such Change of Control or (ii) a material and adverse change in Executive’s titles or offices with Company (or any Parent Corporation or Surviving Corporation) and including, if applicable, (A) membership or position on a board of directors with Company or Bank (or either’s respective successor), or (B) Executive’s direct reporting relationship to the Board of Directors of Company (or any Parent Corporation or Survivor Corporation) as in effect immediately prior to such Change of Control;

(2) a material reduction in Executive’s rate of Base Salary or target bonus opportunities (including any material and adverse change in the formula for such bonus target) as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter, or the failure of Company (or any Parent Corporation or Surviving Corporation) to pay any such amounts when due;

(3) any requirement that Executive be based anywhere more than twenty-five (25) miles from the office where Executive was located at the time of the Change of Control, if such relocation increases Executive’s commute by more than twenty-five (25) miles;

(4) the failure of Company (or any Parent Corporation or Surviving Corporation) to continue in effect a total compensation package (including incentive compensation opportunities) providing a total compensation package at least equivalent to Executive’s total compensation package in the calendar year immediately preceding the calendar year in which the Change of Control occurs or in effect immediately prior to the Change of Control, whichever is greater;

(5) the material breach of any material provision of this Agreement by Company; or

(6) the failure of Company to obtain the assumption (and, if applicable, guarantee) agreement from any Surviving Corporation (and, if applicable, Parent Corporation) as contemplated in paragraph 8.10(b).

Executive shall provide notice of any such reduction, failure, change or breach upon which Executive Employee intends to rely as the basis for a Good Reason resignation within forty-five (45) days of the occurrence of such reduction, failure, change or breach. Company shall have thirty (30) days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any termination of Executive’s employment hereunder on the basis of the circumstances described in such notice shall not be considered a Good Reason resignation. If Company does not remedy the condition that has been the subject of a notice as described in this paragraph within thirty (30) days of Company’s receipt of such notice, Executive must terminate his employment within ninety (90) days following the occurrence of such condition in order for such termination to be considered for Good Reason for purposes of this Agreement.

(h) “SEC” shall mean the Securities and Exchange Commission.

(i) “Termination Payments” shall mean:

(1) In the case of a termination of Executive’s employment prior to a Change of Control either by Company pursuant to paragraph 2.2(e) or by Executive pursuant to paragraph 2.3(a), a lump sum cash payment, payable within ten (10) days after the last day of Executive’s employment with Company, in an amount equal to the aggregate Base Salary, as in effect on the effective date of any such termination, that Executive would earn during the remainder of the Employment Term or for a minimum of twelve months, whichever is greater.

(2) In the case of a termination of Executive’s employment following a Change of Control either by Company pursuant to paragraph 2.2(c), (d) or (e) or by Executive pursuant to paragraph 2.3(a), a lump sum cash payment, payable within ten (10) days after the last day of Executive’s employment with Company, in an amount equal to the product of three times the sum of (i) Executive’s base salary for the calendar year prior to the calendar year in which the Change of Control occurs or Executive’s Base Salary in effect immediately prior to the Change of Control, whichever is greater, plus (ii) the average annual performance bonus paid or payable to Executive pursuant to paragraph 3.2 during the Employment Term.

ARTICLE 8: MISCELLANEOUS

8.1 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO COMPANY TO:	Chief Human Resources Officer
Sterling Bancshares, Inc.
10260 Westheimer
Houston, Texas 77042

IF TO EXECUTIVE TO:	J. Downey Bridgwater
c/o Sterling Bank
10260 Westheimer
Houston, Texas 77042

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8.2 APPLICABLE LAW. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

8.3 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.6 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

8.7 HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.8 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.9 AFFILIATE. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

8.10 SUCCESSOR OBLIGATIONS.

(a) This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise.

(b) Company agrees that in connection with any Business Combination, it will cause each successor entity to Company or Bank to unconditionally assume, and each Parent corporation to guarantee, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of Company hereunder. Failure of Company to obtain such assumption prior to the effective date of any such Business Combination that constitutes a Change of Control shall be a breach of this Agreement and shall constitute Good Reason hereunder. For purposes of implementing the foregoing, the date upon which any such Business Combination becomes effective shall be deemed to be the date Good Reason occurs and shall be the effective date of termination hereunder if requested by Executive.

8.11 ASSIGNMENT. Except as provided in paragraph 8.10, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

8.12 TERM. This Agreement has a term co-extensive with the Employment Term provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4 and 5 shall survive any termination of the employment relationship and/or of this Agreement.

8.13 ENTIRE AGREEMENT. Except for (i) the written benefit plans and programs referenced in paragraphs 3.5 and 6.7, (ii) any agreement or other obligation of Executive concerning non-disclosure of confidential information, non-competition, or any restrictions on Executive’s actions concerning Company customers, borrowers, or depositors (which shall remain in full force and effect in addition to such obligations contained in this Agreement), and (iii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

8.14 TAX CONSEQUENCES. Company makes no representations to Executive regarding any tax liabilities that may be incurred, including, but not limited to, any application of or taxes incurred under Code Section 409A, because of any payments made to Executive under this Agreement or any plan or program referenced herein.

8.15 SECTION 409A COMPLIANCE.

(a) General Suspension of Payments. If Executive is a “specified employee,” as such term is defined within the meaning of Code Section 409A and determined under Company’s Deferred Compensation Plan, any payments or benefits payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided within six months and one day of such termination (other than due to death or “disability”, as such term is defined within the meaning of Code Section 409A) shall instead be paid or provided on the earlier of (i) six months and two days following Executive’s termination, (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Code Section 409A. In the event that Executive is entitled to receive payments during the suspension period provided under this Section, Executive shall receive the accumulated benefits that would have been paid or provided under this

Agreement within the six month and one day suspension period on the earliest day that would be permitted under Code Section 409A. For periods following the date a Change of Control occurs, Company shall, within five business days following the otherwise applicable payment date, deposit any amounts which are subject to the payment suspension requirement of this paragraph 8.15(a) into a “rabbi trust” maintained by an unrelated banking institution designated by Executive, designate that Executive shall receive any earnings on amounts held in the Trust at the end of the suspension period, and pay any and all fees associated with such “rabbi trust.”

(b) Medical Benefits. To the extent that Executive is entitled to receive medical continuation benefits for any period in excess of eighteen (18) months following Executive’s termination date, the following provisions shall apply:

(1) Following the end of the eighteen (18) month COBRA continuation period under Company’s group health and/or dental plan (the “Health Plan”), Executive may elect to receive additional coverage for Executive (including his spouse and dependents) during any period specified under this Agreement by (i) filing a written notice with Company, and (ii) paying an amount equal to the then applicable COBRA rates for such coverage. The parties hereby agree that, notwithstanding any other provision of this Agreement, Executive shall pay the full cost to receive such instead of the subsidized cost of coverage paid by an active employee of Company.

(2) Following the end of the eighteen (18) month COBRA continuation period provided under the Health Plan, Company shall, as a separate obligation, reimburse Executive for any medical premium expenses he incurs to purchase continued medical coverage under the Health Plan for Executive (including his spouse and dependents), but only to the extent such expense is in excess of the premium level that would be paid by Executive on the Benefit Measurement Date (which amount shall be referred to herein as the “Medical Reimbursement”). In accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A), the premiums available for reimbursement under this paragraph in any calendar year will not be increased or decreased to reflect the amount actually reimbursed in a prior or subsequent calendar year, and all reimbursements under this paragraph will be paid to Executive within twenty (20) days following Company’s receipt of a request for reimbursement. In addition, Company will pay Executive an amount equal to the aggregate of the Federal, state and local income taxes that Employee pays on the Medical Reimbursement payments, plus the additional Federal, state and local income taxes imposed on Employee due to such additional income tax gross-up payment by Company. Company will pay the additional income tax gross-up amounts owed to Executive under this paragraph at the same time payments of the Medical Reimbursement are made.

(c) Reimbursement Payments. The following rules shall apply to payments of Continuation Payments that are treated as “reimbursement payments” under Code Section 409A: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year; (ii) Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (iii) Company shall make such reimbursement payments within thirty (30) days following the date Executive delivers written notice of the expenses to Company; and (iv) the Employee’s right to reimbursement payments under this Section 8.15(c) shall not be subject to liquidation or exchange for any other payment or benefit.

(d) Separation from Service. For purposes of this Agreement, any reference to “termination” of Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Code Section 409A(a)(2)(A)(i).

(e) Mandated Deferral of Payments. In the event that all or any portion of a payment that is scheduled to be made to Executive pursuant to Article 3 of this Agreement, any separate compensation plan established by Company or any equity compensation award will result in Company being subject to the deduction limits of Code Section 162(m), Company, in its sole discretion, shall have the right to defer payment to Executive of all or any portion of any such payment until the earlier of (i) such time as Executive is no longer a “covered employee” under Code Section 162(m), or (ii) the first calendar year in which Company reasonably anticipates that the payment can be made without causing a loss of tax deductions under Code Section 162(m); provided that such deferral shall be limited to the portion of the payment that is not deductible by Company pursuant to the Code and such deferral shall not violate the restrictions under Code Section 409A. The preceding sentence shall only apply if its application would, or is anticipated to, permit Company to deduct the payment of amounts deferred thereunder during a future calendar year.

(f) General. Notwithstanding any provisions of this Agreement relating to the timing of any benefits or payments, including without limitation the provisions of paragraphs 6.2, 6.3 and 6.7, to the extent required to comply with applicable law, including Code Section 409A, or to prevent the imposition of any excise taxes or penalties on Company or Executive, the commencement of payment or provision of any Termination Payments, Continuation Benefits, Gross-Up Payment or other payment or benefit shall be deferred to the minimum extent necessary so as to comply with any such law or to avoid the imposition of any such excise tax or penalty.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 9th day of July, 2010, to be effective as of the Effective Date.

STERLING BANCSHARES, INC.

By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and General Counsel

APPROVED:

/s/ George Beatty, Jr.
George Beatty, Jr.
Chairman, Human Resources Programs Committee

“COMPANY”

/s/ J. Downey Bridgwater
J. Downey Bridgwater

“EXECUTIVE”

EXHIBIT A

Annual Incentive Program

The Human Resources Programs Committee shall provide an annual incentive bonus program for Executive based on the terms contained in this Exhibit A. These performance metrics, Return on Assets or “ROA” and Earnings Per Share or “EPS”, shall established for each fiscal year based on the budget approved by Company’s Board for such year. Criteria for the Board Evaluation component of the program will be established annually by the HR Programs Committee at its December meeting to be effective January 1st of the following year, except for the year 2010 for which the criteria are to be established September 30, 2010. The weighting shall be 35% based on ROA, 35% based on EPS and 30% based on Board evaluation. The target bonus percentage shall be based on available market data and shall be subject to annual approval by the Human Resource Programs Committee.

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EXHIBIT B

STERLING BANCSHARES, INC.

Three-Year Performance Metrics for Phantom Stock Units

July 1, 2010 – June 30, 2013

STERLING BANCSHARES, INC. PERFORMANCE BASED PHANTOM STOCK UNITS VESTING TABLE				Percent of award based on performance results
Return on Assets Sterling Bank performance Vs. PEERS 50% Weight		Earning per Share Growth Sterling Bank performance Vs. PEERS 50% Weight
Percentile Rank	Percent of PRS Vested	Percentile Rank	Percent of PRS Vested
0-29.99%tile	0%	0-29.99%tile	0%	0%
30-34.99%tile	10%	30-34.99%tile	10%	20%
35-39.99%tile	25%	35-39.99%tile	25%	50%
40-49.99%tile	40%	40-49.99%tile	40%	80%
50-64.99%tile	50%	50-64.99%tile	50%	100%
65-74.99%tile	75%	65-74.99%tile	75%	150%
75%tile or higher	100%	75%tile or higher	100%	200%

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